Exhibit 4.2
NOTE: Optional or alternative provisions are identified by brackets
UTi WORLDWIDE INC.
2009 LONG-TERM INCENTIVE PLAN

Stock Option Award Agreement
[Providing for the Withholding of Shares to Satisfy Tax Liabilities]
(for U.S. residents/taxpayers)
Award No.
     You (the “Participant”) are hereby awarded the following stock option (the “Option”) to purchase Shares of UTi Worldwide Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the UTi Worldwide Inc. 2009 Long-Term Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in the Prospectus, which is attached hereto as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before exercising the Option.
     By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Committee and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.
1. Variable Terms. The Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant:

Type of Stock Option:	☐ Incentive Stock Option (ISO)[1]

☐ Non-Incentive Stock Option
Number of Shares subject to Option:

Option Exercise Price per Share: [2]

Grant Date:

[1]	ISOs may only be granted to Employees of the Company or an Affiliate of the Company that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code.

[2]	The exercise price must be at least 100% of the Fair Market Value on the Grant Date; provided, however, that, any ISO awarded to a person owning (within the meaning of Section 422 of the Code) stock representing more than 10% of the combined voting power of all classes of stock of the Company or any Affiliate of the Company, the exercise price must be at least 110% of the Fair Market Value on the Grant Date.

Stock Option Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

Expiration Date:[3]	☐ years after Grant Date

☐ 10 years after Grant Date
[Vesting Schedule:	(Establishes the Participant’s rights to exercise the Option with respect to the Number of Shares stated above.)
☐	___% on Grant Date.

☐	___% on each of the ___(#) annual (___quarterly/___monthly) anniversary dates of the Participant’s Continuous Service after the Grant Date.

☐	The Participant may exercise the Option before vesting occurs, in accordance with Section 5(c) of the Plan.]
2. Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.
3. Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 5 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.
4. Special ISO Provisions. If designated as an ISO, the Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell, transfer or otherwise dispose of Shares acquired upon the exercise of an ISO within the earlier of 1 year from the date such Shares were acquired or within 2 years from the Grant Date, you agree to deliver a written report to the Company immediately following the sale, transfer or other disposition of such Shares detailing the net proceeds of such sale or disposition.
5. Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, the Option shall terminate on the date on which you cease to have any right to exercise the Option as determined pursuant to Section 5(d) of the Plan.
6. Accelerated Vesting upon Termination without Cause or upon a Change in Control.
     (a) [Unless otherwise provided in an employment or other similar agreement between the Company or any of its Affiliates and you then in effect, in the event your employment is terminated without Cause at any time, then the unvested portion of the Option shall become partially vested and exercisable immediately prior to the effective date of your termination without

[3]	In the case of an ISO awarded to a person owning (within the meaning of Section 422 of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any Affiliate of the Company, the term of the Option may not exceed 5 years from the Grant Date.

Stock Option Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

Cause. The number of unvested Shares underlying the Option which shall vest and become exercisable will be equal to the number of Shares that                     .
     (b) To the extent that the Option is assumed or substituted by a Successor Corporation, unless otherwise provided in an employment or other similar agreement between the Company or any of its Affiliates and you then in effect, in the event you are Involuntarily Terminated on or within 12 months (or such other period set forth in any applicable employment or similar agreement) following a Change in Control, then the Option shall                     .]
7. Non-Transferability; Designation of Beneficiary. Except as set forth in Section 11 of the Plan, the Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may only be exercised by you or your guardian or personal representative during your life. Notwithstanding the foregoing, but subject to the terms of this Award Agreement and the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) of your interest in the Option awarded hereby, in the event of your death. You may designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
8. Modifications. This Award Agreement may be modified or amended at any time, provided that you must consent in writing to any modification that materially and adversely affects your rights under the Option unless, before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to you; provided, further, however, that, if the Committee determines that the Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the Option or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such section.
9. Termination, Rescission, Recapture and Reimbursement. By executing this Award Agreement, you acknowledge and agree that the Option and this Award Agreement are made and entered into subject to the Company’s right of Termination in the circumstances provided for in Section 15 of the Plan and the Company’s right of Termination, Rescission, Recapture and Reimbursement in the circumstances provided for in Section 16 of the Plan.
10. Not a Contract of Employment. By executing this Award Agreement, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the

Stock Option Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted the Option to you but for these acknowledgements and agreements.
11. Severability. Subject to one exception, every provision of this Award Agreement and the Plan is intended to be severable, and if any provision of the Plan or this Award Agreement is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award Agreement shall be unenforceable if any provision of Section 10 is illegal, invalid, or unenforceable.
12. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
13. Binding Effect. Every provision of this Award Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, permitted transferees, and permitted assigns.
14. Headings. Headings shall be ignored in interpreting this Award Agreement.
15. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.
16. Governing Law. The laws of the British Virgin Islands shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
17. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Option and this Award Agreement are subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Option and this Award Agreement are subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control. In addition, you recognize and agree that all determinations, interpretations or other actions respecting the Plan and this Award Agreement may be made by the Committee in its sole and absolute discretion, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including you, your heirs, and representatives.

Stock Option Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

18. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any federal, state, province, local or foreign taxes that may arise in connection with this Award Agreement (including any taxes arising under Sections 409A or 4999 of the Code), except to the extent otherwise specifically provided in a written agreement with the Company. [As a condition to the issuance of Shares upon exercise of the Option pursuant to this Award Agreement and the Plan, you (or in the case of your death, the person who succeeds to your rights) or your permitted transferees or permitted assigns shall make such arrangements as the Company may require for the satisfaction of any applicable][OR][If the Company is obligated to withhold an amount on account of any] federal, state, province, local or foreign [withholding tax obligations that may arise in connection with the Option and the issuance][OR][tax imposed as a result of the exercise by you of all or any portion of the Option (the date upon which the Company becomes so obligated shall be referred to herein as the “Withholding Date”), then you shall pay to the Company the minimum aggregate amount that the Company is obligated to withhold as such amount shall be determined by the Company in its discretion (the “Minimum Withholding Liability”), which payment shall be made by the automatic cancellation by the Company of a number of Shares which would otherwise be issued to you on account of such exercise, the aggregate Fair Market Value of which is equal to the Minimum Withholding Liability (such cancelled Shares to be valued on the basis of the aggregate Fair Market Value thereof on the Withholding Date); provided that the number of Shares so cancelled will be rounded up to the nearest whole Share sufficient to satisfy the Minimum Withholding Liability, with cash being paid to you in an amount equal to the amount by which the Fair Market Value of such cancelled Shares exceeds the Minimum Withholding Liability. If the Fair Market Value of the cancelled Shares is less than the Minimum Withholding Liability, then you shall pay to the Company in cash the difference between the Minimum Withholding Liability and the Fair Market Value] of [the cancelled] Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent you from incurring them or to mitigate or protect you from any such tax liabilities. [In the absence of any other arrangement, if you are an Employee, you shall be deemed to have directed the Company to withhold or collect from your cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment or payments otherwise payable after the date of the exercise of the Option.]
[signature page follows]

Stock Option Award Agreement [Providing for the Withholding of
Shares to Satisfy Tax Liabilities] (for U.S. residents/taxpayers)
UTi Worldwide Inc.
2009 Long-Term Incentive Plan

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

UTi WORLDWIDE INC.
By:
Name:
Title:

PARTICIPANT The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan. Name of Participant: